Exhibit 99.1

Supernus Notifies Nasdaq Regarding
Non-Compliance with Listing Requirement and Expectation to Regain Compliance

ROCKVILLE, Md., March 17, 2022 - Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, filed a notification of Late Filing on Form 12b-25 on March 1, 2022, indicating that the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Annual Report”) would be delayed. Today, Supernus notified the Nasdaq Listing Qualifications Department that it is not in compliance with the filing requirement under Nasdaq Rule 5250(c)(1) due to its failure to timely file its Annual Report. Supernus currently anticipates filing its Annual Report on or before April 4, 2022 and thereby regaining compliance with the filing requirement.
About Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.
Our diverse neuroscience portfolio includes approved treatments for epilepsy, migraine, ADHD, hypomobility in PD, cervical dystonia, chronic sialorrhea, dyskinesia in PD patients receiving levodopa-based therapy, and drug-induced extrapyramidal reactions in adult patients. We are developing a broad range of novel CNS product candidates including new potential treatments for hypomobility in PD, epilepsy, depression, and other CNS disorders.
For more information, please visit www.supernus.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including Supernus’s ability to complete its financial statements and assessment of internal controls over financial reporting and the ability of the independent registered public accounting firm, KPMG LLP, to complete its audit procedures. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
CONTACTS:

Jack A. Khattar, President and CEO
Timothy C. Dec, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
Tel: (301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
ICR Westwicke
Office: (443) 213-0505
Mobile: (443) 377-4767
Email: peter.vozzo@westwicke.com